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                                                                   Exhibit 10(r)

                       PURCHASE AND INSTALLATION AGREEMENT

                                     BETWEEN

                GARTNER STORAGE & SORTER SYSTEMS OF PENNSYLVANIA

                                       AND

                                 ASHWORTH, INC.

                           DATED AS OF APRIL 10, 2003

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                       PURCHASE AND INSTALLATION AGREEMENT

         THIS PURCHASE AND INSTALLATION AGREEMENT (this "Agreement") is dated as of April 10, 2003 (the "Effective Date") and is made by and between GARTNER STORAGE & SORTER SYSTEMS OF PENNSYLVANIA, a Pennsylvania corporation ("SELLER"), and ASHWORTH, INC., a Delaware corporation ("BUYER").

         1. EQUIPMENT, SOFTWARE AND INSTALLATION. SELLER agrees to sell and BUYER agrees to purchase the Equipment (as defined in Exhibit A). SELLER agrees to fully install and mount all such Equipment at BUYER's site located at Oceanside, California (the "SITE").

         SELLER agrees to license to BUYER the Base System Software (as defined in Exhibit B) and SELLER agrees to sell to BUYER the Custom System Software (as defined in Exhibit B). (The Base System Software and the Customer System Software are collectively referred to herein as the "SOFTWARE"). SELLER agrees to fully install all such Software at the Site.

         The delivery, installation and mounting of the Equipment and the delivery and installation of the Software (collectively, the "INSTALLATION") shall be conducted and fully completed by SELLER in strict accordance with, and by the deadlines set forth in, the Timeline set forth in Exhibit C (the "TIMELINE"), subject only to the extent of any extensions specifically provided for in this Agreement. Time is of the essence in this Agreement.

         2. WORK STANDARDS. SELLER shall, at all relevant times, provide all necessary, adequate and skilled work forces at the Site, together with all necessary and adequate materials, freight services, tools and other items and endeavors, to fulfill all of SELLER's responsibilities as provided in this Agreement.

         SELLER shall be responsible for conforming to and complying with all building, labor, fire, and other applicable regulations and for obtaining any permits required by state or municipal law concerning the Installation of the material handling system contemplated by this Agreement.

         SELLER shall be responsible for the prevention of accidents on or in the vicinity of work performed by SELLER. SELLER shall promptly notify BUYER of all accidents of which it became aware and shall promptly confirm such notice in writing. SELLER shall be liable to BUYER for all losses, including without limitation fines or penalties, incurred by BUYER because of SELLER's failure to maintain a safe work environment.

         SELLER shall be responsible for taking necessary precautions to properly protect BUYER's property including without limitation the Equipment, Software and the Site premises and, in the event of such damage, SELLER shall promptly remedy such damage to the satisfaction of BUYER or BUYER may, at its sole discretion, remedy the damage at the cost of SELLER.

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         Upon completion, SELLER shall as soon as practicable remove its tools and surplus material from the Site.

         3. CONTRACT PRICE. Subject only to the effect of any "Change Orders" (as defined below) or other adjustments as specifically implemented pursuant to this Agreement, the fixed contract price (the "CONTRACT PRICE") for the Equipment, Software and Installation (including all other services and deliverables to be provided by SELLER as provided herein) equals $6,473,796.00 and is payable in the manner set forth as follows:

                  20 % DUE ON THE EFFECTIVE DATE (WHICH SHALL NOT BE LATER
                       THAN 4/15//03)

                  15 % DUE UPON ACCEPTANCE OF FUNCTIONAL DRAWINGS

                  30 % DUE UPON DELIVERY OF MATERIAL ON AN "AS-DELIVERED" BASIS

                  15 % DUE UPON COMPLETION OF 50 % OF EQUIPMENT INSTALLATION

                  10 % DUE UPON COMPLETION OF 100 % OF EQUIPMENT & SOFTWARE
                       INSTALLATION

                  10 % DUE AFTER PRODUCTION ACCEPTANCE

         4. CHANGE ORDERS. BUYER may, by written instruction, specify one or more changes in the design, engineering, construction and/or installation of the material handling system that is the subject of this Agreement, including without limitation the selection of Equipment for such system (each, a "CHANGE ORDER"). SELLER shall, within seven (7) days of its receipt of a request from BUYER about a possible Change Order, advise BUYER of the incremental cost or savings, if any, associated with such possible Change Order.

         SELLER shall comply with mutually approved Change Orders provided that all Change Orders shall be authorized in writing by BUYER's Project Manager. The form of any such finalized Change Order shall be substantially in the form of Exhibit E. To the extent that such Change Orders cause an increase or decrease in the Contract Price, payments or reductions shall be paid or refunded/credited, as relevant, in accordance with pro rata payment schedule for the Contract Price set forth in Section 3 hereof, or as otherwise agreed by the parties.

         5.       SELLER'S WARRANTIES.

         5.1 SELLER warrants, for a period of twelve (12) months after Production Acceptance, that the material handling system (the "SYSTEM") contemplated by this Agreement (including all Equipment and Software) furnished and installed by SELLER shall conform to and perform in accordance with the specifications and functionalities (the "SPECIFICATIONS AND FUNCTIONALITIES") set forth in Exhibit D.

         5.2 SELLER warrants that all Equipment furnished, installed and mounted by SELLER shall be new and of good commercial quality, including without limitation being free from defective workmanship and materials and shall be installed in a neat and workmanlike manner adapted to the Specifications and Functionalities. SELLER warrants that it shall deliver to BUYER good and marketable title to all Equipment and all Custom System Software, as well as good and marketable title (subject to the limitations contained in this Agreement) to the license of the Base System Software), free of any and all liens and/or any other encumbrances, upon BUYER's Production Acceptance or, if applicable, as provided in Section 12 hereof.

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         5.3      SELLER warrants, for a period of TEN (10) years, that no
portion of the System will infringe, or be alleged to infringe, upon the intellectual property rights of any third party.

         6. TAXES AND PERMITS. BUYER shall pay all sales and use taxes, together with (except as provided below) all inspection and permitting charges and fees for or relating to the Equipment, Software and Installation. SELLER shall pay all import duties, freight costs and insurance related to the Equipment, Software and Installation, together with all income and other comparable taxes of SELLER. SELLER shall arrange for and process all permits, licenses and inspections necessary for the proper execution and completion of the Installation. To the extent governmental or utility inspections or permits are required for any portion of the work for which a progress or final payment is requested, SELLER will submit satisfactory evidence of the required approvals and permits as a condition to its right to payment for such work. SELLER shall be responsible for the cost of any reinspections or other fees charged for additional inspection required because the work did not pass the first inspection.

         7.       INSURANCE.

         7.1. SELLER shall purchase and maintain at all relevant times such insurance as will appropriately protect BUYER, and if requested BUYER's lender(s), against claims described below which may arise out of or result from SELLER's operations under this Agreement, whether such operations be by itself or by a subcontractor or by anyone employed by any of them, or by anyone for whose acts any of them may be liable including, without limitation: (a) coverage of SELLER's contractual indemnification obligation under Section 7.2: (b) claims under workers' compensation, disability benefits and other similar employee benefit acts; (c) claims for damages because of bodily injury, sickness, disease, or death of its employees; (d) claims for damages because of bodily injury, sickness, disease, or death of any person other than its employees; (e) claims for damages, because of bodily injury or other liability, which are sustained (i) by any person as a result of an offense related to the employment or retention of such person by SELLER or a subcontractor of SELLER, or (ii) by any other person; (f) claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom; and (g) claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle. In the case of SELLER's Comprehensive General and Automobile Liability Insurance when coupled with an Umbrella Policy (including products and completed operations endorsement), such coverage shall provide for combined, single limit coverage of at least Six Million Dollars ($6,000,000) per occurrence. Employer's liability insurance shall include a Workers' Compensation policy with a limit of not less than the limits as required by law, unless a greater amount in required by the insurer. Nothing in this Section specifying the minimum insurance requirements shall limit or otherwise affect SELLER's obligation of indemnification under
Section 7.2. Certificates showing that the above insurance coverages are in effect shall be promptly furnished to BUYER prior to the earlier of commencement of delivery of the Equipment or commencement of Installation services.

         7.2 SELLER shall indemnify and hold harmless BUYER, its lenders, officers, directors, shareholders, members, agents, employees, and representatives from and against any and all claims, damages, losses and expenses (including actual attorney's fees and disbursements) arising out of or resulting from (a) the breach or inaccuracy of any covenant, representation or warranty of SELLER in this Agreement; (b) any claim, mechanics' lien or other demand by any subcontractor, supplier or laborer performing any portion of the work contemplated by this Agreement, and (c) the performance of such work, including any such

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claim, damage, loss or expense attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (including other prop erty on the Site or the loss of use of property) caused in whole or in part by any defect in the work or any act or omission of SELLER, any subcontractor of SELLER, anyone directly or indirectly employed by any of them, or anyone for whose acts any of them may be liable, excluding, however, any such matter caused by or resulting from the sole negligence or willful misconduct of any of the indemnified parties. Such obligation shall not be construed to negate, abridge, or otherwise reduce any other right or obligation of indemnity which would otherwise exist at law or in equity. In any and all claims against BUYER, or its respective representatives, officers, directors, shareholders, members, agents or employees, by an employee of SELLER, any subcontractors of SELLER, anyone directly or indirectly employed or retained by any of them, or anyone for whose acts any of them may be liable, SELLER's indemnification obligation shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by SELLER or any subcontractor under workers' compensation acts, disability benefit acts or other employee benefit acts. Such obligation of indemnification shall include the obligation to pay on a continuing basis competent legal counsel, acceptable to BUYER in the reasonable exercise of its discretion, to produce a defense for BUYER against any such claim, action or lawsuit.

         7.3 To the extent damages, losses or injuries are covered and paid to the indemnified party by the insurance to be maintained pursuant to Section
7.1 above (except to the extent such waiver will void any such insurance policies), BUYER and SELLER waive and relinquish all claims against each other and their respective officers, directors, shareholders, members, agents and employees. In their procurement of the insurance to be maintained under Section
7.1 above, SELLER shall give written notice of the inclusion of this provision providing for such waiver of subrogation to the insurance company providing coverage.

         8. ADDITIONAL UNDERSTANDINGS AS TO SOFTWARE. The parties agree that SELLER shall provide the manuals, training, support and other deliverables and services as set forth in Exhibit B to this Agreement.

         9.       TEST ACCEPTANCE AND PRODUCTION ACCEPTANCE.

         9.1 Upon completion of Installation of all Equipment and Software in accordance with the terms and conditions of this Agreement, SELLER shall provide BUYER reasonable notice (but in no event less than five (5) days) of SELLER's desire to seek "Test Acceptance" (as defined below) and "Production Acceptance" (as defined below). At BUYER's discretion, either of such evaluations may be postponed by up to five (5) days (in addition to the minimum notice period) or as a result of force majeure but such postponement shall be considered at BUYER's request and shall not be prejudicial to SELLER in a determination as to whether it met the Timeline set forth in Exhibit C.

         9.2 "TEST ACCEPTANCE" of the System shall mean and be determined by whether the Equipment and Software, individually and as part of the System installed by SELLER pursuant to this Agreement, meets and performs in accordance with the Specifications and Functionalities set forth in Exhibit D. Test Acceptance shall be based upon the approval of BUYER pursuant to this Section 9.2, which approval shall not be unreasonably withheld or delayed. To the extent approved by BUYER, there may be Test Acceptance of different modules of Equipment and/or

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Software but only to the extent that it is possible to fully test such Equipment and/or Software as a separate unit apart from the rest of the System.

         9.3 "PRODUCTION ACCEPTANCE" of the System shall mean and be determined by whether the Equipment and Software, individually and as part of the System installed by SELLER pursuant to this Agreement, meets and performs for a period of thirty (30) consecutive days in accordance with the Specifications and Functionalities set forth in Exhibit D. Production Acceptance shall be based upon the approval of BUYER pursuant to this Section 9.3, which shall not be unreasonably withheld or delayed. To the extent that Production Acceptance is delayed on account of BUYER's inability to provide a fair simulation of production conditions, through no fault of SELLER, such delay shall not be prejudicial to SELLER in a determination as to whether it met the Timeline set forth in Exhibit C. In addition, if such delay persists for more than one (1) month, SELLER shall be entitled to receive the final payment in accordance with Section 3; provided, however, that upon reasonable notice, SELLER shall assist BUYER in a Production Acceptance test at a later date. SELLER shall not be released of its warranty obligations due to Production Acceptance under this Section 9.3.

         9.4 With respect to both the Test and Production Acceptances, BUYER shall make available at its expense sufficient personnel, material specified to be handled, power and other utilities and facilities, so that the evaluation tests may proceed without unreasonable delay. SELLER and BUYER shall jointly furnish the necessary test supervision. Any modifications or additions to the System required for completion of the Test and/or Production Acceptances shall be furnished by SELLER without charge to BUYER, unless such modifications or additions result primarily from the negligence or intentional misconduct (whether by action or omission) of BUYER, in which event BUYER shall be charged for the actual work or materials provided.

         9.5 Following satisfactory completion of the production test, the System shall be deemed accepted by BUYER subject to the warranties provided by SELLER contained in this Agreement. Absence of minor items of work or material not adversely affecting commercial operation shall not be cause to delay the production test or to defer acceptance of the System, but SELLER shall remain responsible for completing said items as soon as practicable but in no event later than ten (10) days following such production test.

         9.6 FORCE MAJEURE. If a party is delayed or prevented from performing any of their respective obligations under this Agreement because of acts of nature, strikes, lockouts, labor troubles, inability to procure materials, failure of power, governmental restrictions or reasons of like nature and are not the fault of the party delayed in performing such obligation ("Force Majeure Events"), then the period of such delays shall be deemed added to the time herein provided for the performance of any such obligation and the defaulting party shall not be liable for losses or damages caused by such delays provided that timely notice has been given as required below. If a Force Majeure Events occurs, the party affected by the Force Majeure Event shall take measures to mitigate and minimize the effect of such Force Majeure Event and to continue with the performance of its obligations under this Agreement. If SELLER is delayed in the progress of its work by a Force Majeure Event, written notice thereof setting forth in reasonable detail the cause for the delay and anticipated duration and effect of the delay shall be given by SELLER to BUYER not later than seven (7) calendar days after the start of the event causing the delay.

         10. INDEPENDENT CONTRACTOR. The parties are, for all purposes, independent contractors. Neither party shall be liable for the debts, obligations or responsibilities of the other

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party, and neither party shall have the right or authority to assume or create any obligation or responsibility (whether expressed or implied) on behalf of or in the name of the other party or to bind the other party in any manner. SELLER shall be fully responsible for providing any and all compensation and other benefits to its employees; will make all appropriate tax, social security, Medicare and other withholding deductions and payments; and will make all appropriate unemployment tax payments.

         11. LIENS. SELLER shall defend and hold BUYER harmless from any and all liens, including without limitation mechanic's or materialmen's liens, asserted against the Equipment, Software or any portion of the System, including without limitation those that are based on SELLER's negligence or intentional misconduct (whether by act or omission). In the event that such a lien is filed, SELLER shall immediately procure the discharge thereof at its own cost and expense.

         12. Termination. (a) BUYER'S RIGHT TO TERMINATE CONTRACT. BUYER shall have the right to terminate this Agreement with no further obligation of any kind whatsoever for any of the reasons set forth in subparagraphs (a) or (b) of this Section 12. In the event of termination pursuant to this Section, BUYER shall have no obligation to pay SELLER the unpaid balance of the Contract Price, but SELLER shall, within seven (7) days of such termination, convey to BUYER good and marketable title to the Equipment and Custom System Software, and good and marketable title to the license to the Base System Software (subject to the restrictions contained herein), free of any and all liens and/or any other encumbrances. In addition, BUYER may also seek any other remedies, contractual, legal, equitable or otherwise, which may be available to BUYER.

         (i) Insolvency, failure to pay debts as they become due or bankruptcy of SELLER.

         (ii) Failure of SELLER to comply with one or more material provisions of this Agreement, unless SELLER shall have corrected such failure within a reasonable period of time (which in no event shall exceed ten (10) days) after BUYER shall have provided SELLER written notice of the existence thereof.

         In case of such termination, BUYER shall nevertheless be responsible for the reasonable value of that portion of the installation accepted by BUYER; subject, however, to BUYER's right at its option but without limitation, be entitled to have SELLER's work completed by others and to recover as damages from SELLER the amount, if any, by which the cost of completion exceeds the amount of the Contract Price remaining unpaid by BUYER at the time of such termination, not to exceed Five Percent (5%) of the Contract Price.

         (b) SELLER's Right to Terminate Contract. SELLER may terminate this Agreement for any material default by BUYER in the performance of its obligations including, but not limited to, the failure to make timely payments in accordance with Section 3 hereof, if such default continues for a period od thirty (30) days after written notice from SELLER of such default. In no event shall SELLER be held responsible for damages resulting to BUYER as a result of SELLER's termination of this Agreement pursuant to this Section 12(b).

         13. CONFIDENTIAL INFORMATION. Each of the parties acknowledges and agrees that, in connection with this Agreement, the other party has disclosed, and may in the future disclose, to the other party Confidential Information. "CONFIDENTIAL INFORMATION" means information disclosed to a party or known to a party as a consequence of or through this Agreement, and includes trade secrets or any other like information relating to the business and/or field of interest of the other party, including without limitation information relating to inventions, disclosures, processes, systems, methods, formulas, patents, patent applications, machinery, materials, research activities and plans, costs of production, contract forms, prices, volume of sales, marketing methods and plans, promotional methods, product plans, and lists of names or classes of customers or suppliers. Excluded from the scope of Confidential Information is any information that (i) was known to the receiving party prior to its receipt from the disclosing party, (ii) is or becomes part of the public domain other than by the fault of the receiving party, (iii) is rightfully disclosed to the receiving party by a third party that is legally free to disclose such information, or (iv) is required by a judicial order or decree of governmental law or regulation to be disclosed, provided that the receiving party promptly notifies the disclosing party of such requirement and reasonable opportunity is allowed by the receiving party for the disclosing party to file for and obtain a protective order or otherwise proceed to protect under applicable law the interests of the disclosing party. All Confidential Information shall be held in strict confidence by the receiving party and may not be used, directly or indirectly, by the receiving party for any purpose except in performance of its obligation under this Agreement. Upon the completion of this Agreement, all Confidential Information, to the extent reduced to tangible form, shall, at the sole discretion of the disclosing party, either be returned to the disclosing party or destroyed by the other party and an officer's certificate shall be delivered to the disclosing party by the other party certifying to such destruction.

         14. DEVELOPMENT PROCEDURES. BUYER and SELLER generally agree to cooperate in good faith and in a commercially reasonable manner to provide for the efficient administration of necessary design and Installation activities requiring the participation of SELLER and BUYER and their respective agents, contractors and representatives.

         15. HEADINGS. The captions and paragraph headings used in this Agreement are inserted for convenience of reference only and are not intended to define, limit or affect the interpretation or construction of any term or provision hereof.

         16. EXHIBITS. All exhibits referred to in this Agreement are attached and are deemed incorporated in and a part of the terms of this Agreement by this reference.

         17. COUNTERPARTS. This Agreement or any Change Orders or instructions pursuant to this Agreement may be executed in multiple copies, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

         18. ENTIRE AGREEMENT. This Agreement, including all exhibits attached hereto and future Change Orders, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. All prior or contemporaneous agreements, understandings, representations, warranties and statements, oral or written, are superseded.

         19. ATTORNEYS' FEES. If either party commences legal proceedings (including any Arbitration) for any relief or declaration of rights against the other party arising out of this Agreement, the losing party shall pay the prevailing party's reasonable legal costs and expenses, including, but not limited to, actual attorneys' fees and disbursements.

         20. FACSIMILE TRANSMISSIONS. A facsimile transmission of the executed signature page from this Agreement, or any other documents to be delivered in accordance with this Agreement, shall constitute due and proper execution of such document, and any party making such facsimile transmission will be deemed to have agreed to deliver a copy of such document bearing the original signature of such party no later than three (3) business days following the date of the facsimile transmission.

         21. PROTECTION OF AFFILIATES. Whenever in this Agreement a party is obligated to indemnify, defend and/or hold harmless another party, such obligation to provide indemnification shall be deemed to include indemnification of the officers, directors, shareholders, partners, members and agents of the party entitled to indemnification, who are expressly declared to be third party beneficiaries of this Agreement for purposes of the enforcement of such indemnification rights.

         22. REPRESENTATION OF AUTHORITY. In the event that a party to this Agreement is a legal entity, such as a corporation, partnership, limited liability company or trust, the individual(s) executing this Agreement on behalf of such party shall, as a result of such execution, be deemed to represent and warrant that such person(s) has the authority to cause such party to enter into this Agreement as a legally binding contract by execution of this Agreement.

         23. INTERPRETATION. Each party acknowledges that the terms of this Agreement have been negotiated and that any rule of construction or interpretation of a written document against the draftsperson shall not apply to the interpretation or application of this Agreement. If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal or unenforceable, such provision shall be deemed to be severed and deleted, and neither such provision, its severance nor deletion shall affect the validity of the remaining provisions of this Agreement. This Agreement shall be interpreted simply and in accordance with its fair meaning.

         24.      ARBITRATION OF DISPUTES.

         24.1 Except as provided in Section 24.2 below, in the event of any disagreement or dispute between BUYER and SELLER arising hereunder, either party shall be entitled to have such dispute or disagreement determined by binding arbitration in accordance with the procedure provided in this Section ("Arbitration"). Any Arbitration permitted pursuant to this Section shall be commenced and conducted in accordance with the California Code of Civil Procedure Section 1281, et. seq., and the discovery procedures established by the American Arbitration Association. permitted by California Code of Civil Procedure Section 1283.05 shall apply. Venue may be had in any location wherein venue would be appropriate for any court of competent jurisdiction. The Arbitration award rendered shall be final and binding and judgment may be entered upon it in accordance with applicable laws by any court having jurisdiction thereof. The arbitrator shall prepare and provide to the parties a written decision on all matters which are the subject of the arbitration, including factual findings and the reasons which form the basis of the arbitrator's decision. The arbitrator shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected pursuant to California Code of Civil Procedure Section 1286.2 or 1286.6 for any such error and shall otherwise be subject to judicial review for any such errors to the same extent as a judgment entered in a judicial proceeding. The award of the arbitrator shall be mailed to the parties no later than thirty (30) days after the close of the Arbitration hearing. The costs of the Arbitration shall be paid by the parties equally, provided the prevailing party shall be entitled to an award against the other party of any costs paid or incurred by such prevailing party in such Arbitration in addition to all other relief awarded.

         24.2 Arbitration Procedure. BY INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ABOVE STATED "ARBITRATION OF DISPUTES" PROVISION DECIDED BY A

NEUTRAL ARBITRATOR(S) AS PROVIDED BY CALIFORNIA LAW, AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER APPLICABLE STATE LAW. THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. THE UNDERSIGNED HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION

                       /s/ AG                             /s/ TT
                  -----------------                   ----------------
                  SELLER's Initials                   BUYER's Initials

         24.3 Exclusions from Arbitration. Notwithstanding any other provision, the following matters are excluded from the Arbitration agreement:
(a) a judicial or non-judicial foreclosure or any other action or proceeding to enforce a deed of trust, mortgage or other security device encumbering the Property; (b) an action for bodily injury or wrongful death; (c) any provisional remedies such as attachment, injunction, receivership, and the filing of a judicial action to enable such a provisional remedy to be obtained shall not constitute a waiver of the agreement to submit certain disputes to Arbitration; and (d) any action to expunge any lis pendens or otherwise eliminate any notice recorded or filed in violation of this agreement and/or any action for damages or other relief arising from such violation.

         25. NOTICES. Wherever under this Agreement one party is required or permitted to give written notice to the other, such notice, (a) if delivered personally, shall be deemed given when delivered in hand to an appropriate representative of the other party, (b) if delivered by mail, shall be deemed given three (3) days after being mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as described below, or (c) if delivered by telecopy, shall be deemed given when sent to the fax number set forth below and confirmed (with the notice concurrently mailed as provided above):

                  ASHWORTH, INC.

                  Attention:        Chief Financial Officer

                  Address:          2765 Loker Ave West
                                    Carlsbad, CA 92008
                  Facsimile:        (760) 476-8438

                  GARTNER STORAGE & SORTER

                  SYSTEMS OF PENNSYLVANIA

                           Attention:       Andreas Gartner, CEO
                           Address:         2115 Commerce Avenue
                                            New Castle, Pennsylvania 16101-9015
                                            Facsimile: 724/657-6722

         26. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

                  IN WITNESS WHEREOF, BUYER and SELLER have executed this Agreement to be effective as of the Effective Date designated above.

     "BUYER"                                     "SELLER"
     ASHWORTH, INC.                              GARTNER STORAGE & SORTER
     A Delaware Corporation                      SYSTEMS OF PENNSYLVANIA

     By: /s/ Terence Tsang                       By: /s/ Andreas Gaertner
         ------------------------                    ---------------------------

     Print Name: Terence Tsang                   Print Name: Andreas Gaertner

     Title: EVP, CFO and COO                     Title: CEO

                                    EXHIBITS

Exhibit A: EQUIPMENT (including Framework)

Exhibit B: SOFTWARE

Exhibit C: TIMELINE

Exhibit D: SPECIFICATIONS AND FUNCTIONALITIES

Exhibit E: FORM OF CHANGE ORDER

                                    EXHIBIT A

 Qty.                         Description                                                           Price
-----       --------------------------------------------------                                    ---------
            System

  1         Servers W/ Printer and associated cabling                                                55,850

            Zone A Embroidery

  1         Controller PC W/ Printer,                                                                42,350
  1         Main Enclosure                                                                           13,955
  1         Remote Enclosure                                                                          8,560
  2         Field enclosures                                                                          9,560
 Lot        Block I/O W/associated Proximity, & Limit Switches                                       77,650

            Zone B Embroidery

  1         Controller PC W/ Printer,                                                                42,350
  1         Main Enclosure                                                                           13,955
  1         Remote Enclosure                                                                          8,560
  2         Field enclosures                                                                          9,560
 Lot        Block I/O W/associated Proximity, & Limit Switches                                       77,650

            Hanging/Hooping Areas

  1         Controller PC W/ Printer,                                                                42,350
  4         Interface PC                                                                             17,600
  1         Main Enclosure                                                                           10,955
  1         Remote Enclosure                                                                          8,560
  2         Field enclosures                                                                          9,560
 Lot        Block I/O W/associated Proximity, & Limit Switches                                       74,755

            Buffer 1

  1         Controller PC W/ Printer,                                                                32,350
  1         Main Enclosure                                                                           10,074
  1         Remote Enclosure                                                                          8,560
  2         Field enclosures                                                                          9,560
 Lot        Block I/O W/associated Proximity, & Limit Switches                                       52,710

            Trolleys To/From Zones A, B, and C

  1         Controller PC W/ Printer,                                                                32,350
  1         Main Enclosure                                                                           10,430
 Lot        Block I/O W/associated Proximity, & Limit Switches                                       18,670

            Unhoop, Trim, and Press

  1         Controller PC W/ Printer,                                                                32,350
  1         Main Enclosure                                                                           10,160
  1         Remote Enclosure                                                                          8,560
  2         Field enclosures                                                                          9,560
 Lot        Block I/O W/associated Proximity, & Limit Switches                                       79,380

            Quality and Fold and Bag Area

  1         Controller PC W/ Printer,                                                                32,350
  2         Interface PC                                                                              8,800
  1         Main Enclosure                                                                           10,955
  1         Remote Enclosure                                                                          8,560
  2         Field enclosures                                                                          9,560
 Lot        Block I/O W/associated Proximity, & Limit Switches                                       75,670

            Buffer 3 Exception, and Misc.

  1         Controller PC W/ Printer,                                                                32,350
  1         Interface PC                                                                              4,400
  1         Main Enclosure                                                                           10,250
  1         Remote Enclosure                                                                          8,560
  2         Field enclosures                                                                          9,560
 Lot        Block I/O W/associated Proximity, & Limit Switches                                       75,260

            Hardware Total                                                                        1,124,769

                                    EXHIBIT B

                                    SOFTWARE

         1.       Software Definition

         All software provided by SELLER to control conveyor systems, display information on operator interface devices, or read field devices that are part of the supplied conveyor systems constitutes (except as provided below) the "Base System Software." The embroidery processing code that includes algorithms used to prioritize orders and selection of threads, the quality control PC applications, and all screens and reports for the prior listed functions constitutes the "Custom System Software." The Base System Software and Custom System Software are collectively referred to as the "SOFTWARE."

         SELLER will provide a GOH Control System ("GCS ") that will support the System's Specifications and Functionalities. This includes all Garment on Hanger ("GOH") functionality, the software integration of the Warehouse Control System ("WCS") with the "Embroidery System," the integration of the GCS system into the WCS system, and all data transfers from the GOH system into the WCS System that are required to support the System's Specifications and Functionalities.

         BUYER will be responsible for all modifications to the WCS system, as well as the transmission of data to the GCS system. SELLER will be responsible for transmitting data to the WCS system as reflected in the Specifications and Functionalities.

         2.       Software development

         SELLER will provide a detailed Software development timeline to BUYER no later than May 30, 2003. This timeline will include without limitation:

         -        Functional specifications design, review, and approval

         -        Network purchase, installation and implementation plan

         -        Development schedule

         -        Implementation

         -        Training Plan

         -        On-site support

         -        Final acceptance plan

         SELLER will provide BUYER a "CHANGE CONTROL" process acceptable to BUYER by May 15, 2003. This will include without limitation: hardware and software design specifications, interactive screen layouts, data base changes, report specifications, and integration to the WMS and Embroidery System.

         Any changes to Specifications and Functionalities of the System that do not have a material effect on the deliverable project will be provided at no charge by SELLER.

         Any changes to Specifications and Functionalities that have a material effect on the deliverable project must be agreed to by SELLER and BUYER within the Change Control procedure outlined above. SELLER will bill the BUYER for these changes at an hourly rate of $60 for labor charges. SELLER will bill the BUYER for all travel and other expense charges at the actual expense to SELLER. All additional material charges will be billed at the standard markup fee by SELLER. BUYER will incur no charges for any changes not approved by BUYER in advance of change. SELLER will provide an itemized invoice for any changes within two weeks of change with 30 days payment terms.

         SELLER agrees that BUYER's employees will require periodic interaction with SELLER's development staff at Patti Engineering. SELLER will periodically provide to BUYER at Patti Engineering, located in Auburn Hills, Michigan, a suitable work environment for up to two of BUYER's employees. BUYER's staff can use Patti's location for any and all purposes related to the development of the System. This work environment will include, but is not limited to: access to a work space; connectivity on the development network; access to Microsoft Office Products; access to the internet; and access to any and all software products used by Patti Engineering for the development of the System.

         3.       Licensing and Rights of Ownership for Software

         SELLER will provide and transfer to BUYER all licenses required from a third party vendor at no further charge to BUYER. This will include a license for any product used in the development of the System as well as a fully paid-up, perpetual license for Software used in the function of operating the System. A fully paid-up, perpetual license will be provided for every workstation designated in the architectural drawing of the System.

         SELLER shall retain all ownership rights of the Base System Software in accordance with California laws and can use, resell or modify the Base System Software for any business use SELLER determines, with no compensation to BUYER. SELLER will provide BUYER with both the program and object code for the Base System Software. BUYER agrees that the BUYER can use and/or modify the Base System Software for its own business use only; provided, however, that BUYER shall have the right to transfer the Base System Software (together with all related manuals, rights and related property) as part of the sale, whether directly or as a result of a stock acquisition, of the System to any third party.

         BUYER shall receive from SELLER and have all ownership rights of the Custom System Software in accordance with California laws, and can use, resell, or modify the Custom System Software for any business use BUYER determines, with no compensation to SELLER. SELLER will provide BUYER with both the program and object code for the Custom System Software. SELLER agrees that SELLER cannot use, modify or sell the Custom System Software, or any derivative software, without the express prior written consent of BUYER, which consent may be withheld in the sole discretion of BUYER.

         4.       Documentation

         SELLER will provide BUYER a draft of the following documentation 30 days prior to Installation of network hardware Equipment:

         User Manual that contains information related to:

         -        Station overview

         -        Safety

         -        Operating instructions, station specific

         -        Start up, operation, shut down

         -        Control panel/screens

         -        Password ID, Logon, Logoff

         -        Frequently asked questions

         Supervisors Manual that contains information related to:

         -        System overview

         -        Safety features and operations

         -        Control operations, by area

         -        Balance load, by area

         -        Troubleshooting, with list of possible failures

         -        Error correction procedures

         -        Jam clearing

         -        Inquiries and reports

         -        Glossary of Terms

         Preventative Maintenance Manual that contains information related to:

         -        Recommended spare parts list

         -        Recommended maintenance schedule and procedures

         -        Repairs

         -        System diagrams

         Technical Specifications Manual that includes information related to, but is not limited to:

         - Overall Hardware schematic, including functions and specifications

         - Individual Network flowchart, including functions and specifications

         -        Mechanical controls specifications and functions

         - Software definition, including functions, specifications, report layouts, screen designs, object control definition and development parameters.

         SELLER will provide BUYER a final version of the documentation manuals listed above no later than the date of Production Acceptance.

         5.       Training

         SELLER will provide training of up to 100 hours at a site to be determined by BUYER for each area listed below. BUYER will determine number of users to be trained in each area listed below. BUYER has the option of sending a limited number of users to the main assembly plant that SELLER uses for pre-installation Preventive Maintenance training and mechanical usage. Training will focus on areas identified in the documentation manuals listed in Section 4, above, of this Exhibit B.

         Supervisor training that allow users to be proficient in the following functions:

         -        System Overview

         -        Safety

         -        Start Up/Shut Down

         -        Log on/off

         -        Operating instructions, by area

         -        Balance load of system

         -        Staffing/planning tools within system

         -        Troubleshooting

         -        Inquiries and Reports

         Technical training that allow users to be proficient in the following functions:

         -        Overall Hardware design and functionality

         -        Individual Network design and functionality

         -        Mechanical controls specifications and functions

         - Software definitions and usage including functions, specifications, report layouts, screen designs, object control definition and development parameters.

         - Preventive Maintenance training that will allow users to be proficient in the maintenance of all mechanical hardware developed in the System.

         SELLER will provide BUYER the training schedule no less than 30 days prior to installation of network hardware Equipment, including but not limited to:

         BUYER will be responsible for providing training to all users not agreed upon as a "Supervisor" or a "Technician". BUYER will provide a list of Supervisors and Technicians to SELLER after the training schedule is provided by SELLER, and no less than 7 days prior to implementation of training.

         BUYER agrees that some third-party vendor's software will be used in the development of the System. SELLER will provide a list of third party vendor software used in the development of the System and a recommended training plan. BUYER will be responsible for all costs associated with this training.

         6.       Support

         SELLER will provide BUYER on- site support for 30 days after Production Acceptance of the System.

         SELLER will provide BUYER telephone support 24 hours/7 days at no charge for one year after the Production Acceptance. SELLER will provide a telephone number that will be answered by a technician from the hours of 9am-6pm EST, Monday through Friday, except holidays. SELLER will provide a telephone number that a message can be left at outside of the hours and days listed above. SELLER will call back within one hour of the initiation of the service call. SELLER will provide a list of holiday dates for the year after the Production Acceptance.

                                    EXHIBIT C

                                    TIMELINE

T-zero: Building Available to Install Equipment (not later than 10/06/03)

11 Weeks after Building Availability: Equipment Installation Complete

2 Weeks after Equipment Installation Deadline Date: Software Installation
Complete

4 Weeks after Software Installation Deadline Date: Test Acceptance Completion

4 Weeks after Test Acceptance Deadline Date: Production Acceptance Completion

                                    EXHIBIT D

                       SPECIFICATIONS AND FUNCTIONALITIES

OPERATIONS DESCRIPTION FOR GOH SYSTEM

PROPOSED SYSTEM

To accomplish the goals set forth for this project, ASHWORTH requires an integrated GOH system that has both single garment and trolley transport.

In its simplest form, the system calls for batch picking of blank garments from the flat storage area and inventory carousels to be embroidered. Hanging will take place on the mezzanine at the point of pick from the tote. Garments, on a single garment-hanging device, will be forwarded to a buffer. As work becomes available, it is matched to an embroidery machine seeking a "best-fit" of work for its current "thread" set-up. When individual garments are identified as being appropriate for an embroidery machine run, they will be recalled from the buffer and delivered on trolleys to the hooping department to receive an appropriate embroidery hoop and pellon placement. The hooped garments will then be conveyed to the targeted embroidery machine on the same trolley.

While a majority of the thread used will be stored locally at each machine, some thread will be delivered on the system. The system will also be used to collect thread removed from a machine to be returned to the thread library. If thread changes are required and the threads are not at the embroidery station, the selected threads will also be delivered to the embroidery machine on a separate trolley, sequenced to arrive in front of the garments they have been selected for.

After embroidery, garments will be delivered on trolleys to be un-hooped, trimmed, steamed, pressed as required, inspected if required. At this point, the garments will be separated back to their individual carrier and sent either to the first buffer to await additional embroidery or sent temporarily into a buffer storage section for eventual consolidation of a carton quantity. As completed customer carton lots become available in the buffer, they will be selected and advanced to fold and bag where they will be folded, poly bagged and placed into shipping cartons.

ASHWORTH will be developing the planning algorithms and planning software for cartoning customer orders, constructing the waves, batches and machine loading strings. (A string is a series of garments that have similar criteria for processing, i.e., logo, garment color, or thread colors.) This planning algorithm and planning software will reside on the control software of the GOH system. The control system will calculate estimated process time for each order-line to be used in prioritizing work-flow. Work Station queues will be maintained using Standard Work Time calculations based on information provided by the WMS system.

During peak month operations ASHWORTH expects to embroider 5,000 garments per hour.

The current number of embroidery machines contains 513 heads. It is expected that this will grow to support the planned unit forecast. The projected maximum embroidery heads for Phase I is 979 heads in 2008.

Ashworth's current machine and head complement is listed below:

-------------------------------------------------
Heads     Needles       Machines      Total Heads
-------------------------------------------------
  1         15             3               3
-------------------------------------------------
  2          7             3               6
-------------------------------------------------
  6          5             3              18
-------------------------------------------------
  6          7            12              72
-------------------------------------------------
  6         15            10              60
-------------------------------------------------
 12          7             8              96
-------------------------------------------------
 12          9             4              48
-------------------------------------------------
 15          5             3              45
-------------------------------------------------
 15          7             6              90
-------------------------------------------------
 15          9             1              15
-------------------------------------------------
 20          7             2              40
-------------------------------------------------
 20          9             1              20
-------------------------------------------------
  -          -            56             513
-------------------------------------------------

The exact future configuration of embroidery heads and machines is not known at this time although preliminary results from simulations of the proposed system suggest a more agile and flexible machine size is appropriate for the work mix. (The 20, 15 and 12 head machines currently account for 69% of total heads). THE TABLE BELOW SHOULD BE USED FOR MACHINE LAYOUT CONSIDERATIONS.

---------------------------------------------------------------------
 HEADS            MACHINES           STATIONS          EXTENDED HEADS
---------------------------------------------------------------------
  20                  0                  0                    0
---------------------------------------------------------------------
  15                 10                 10                  150
---------------------------------------------------------------------
  12                 12                 12                  144
---------------------------------------------------------------------
   6                 86                 86                  516
---------------------------------------------------------------------
   2                 83                  -                  166
---------------------------------------------------------------------
   1                  3                  -                    3
---------------------------------------------------------------------
TOTALS:             194                108                  979
---------------------------------------------------------------------

THE 20 HEAD MACHINES WILL ORIGINALLY BE CONNECTED TO THE GOH SYSTEM BUT WILL EVENTUALLY BE RETIRED TO MAKE ROOM FOR MORE EFFICIENT MACHINES. A STATION, OR MODULE, WILL CONSIST OF EITHER ONE 15-HEAD; ONE 12-HEAD OR A COMBINATION OF ONE 6-HEAD AND ONE 1-HEAD OR ONE 6-HEAD AND ONE 2-HEAD MACHINE.

-    STORAGE

Storage of garments for the proposed system will be entirely done in flat packed cartons and totes. Partial box quantities will be stored in totes. Totes will be stored in carousels and in the forward portion of the rack locations.

A system of horizontal carousels, with automatic robotic input/output (I/O) devices, will be used to support the picking of open partial totes of garments. One open tote per sku, of faster moving skus, will be stored in the carousel system and will always be the first to be used to satisfy orders when picking individual garments. Medium and slower moving skus will also have a partial case in a tote and these will be placed in the forward storage rack. Full cases will be stored in the rack to be used if full cases are required to satisfy a pick, or to replenish a partial tote that has been depleted.

-    FLAT TO HANG

Waves of work will be fed to the embroidery floor. These waves will be organized for picking utilizing both the partial totes from the carousel system, partial totes and full cartons from the storage rack. The wave requirement for picking will be determined and then concurrently picked in order to complete a wave in a timely fashion.

The planning process will attempt to plan, load and prioritize the shop floor with an optimal workload considering the customer service and floor loading issues at the time.

Totes picked from the carousel and from the rack storage will be placed onto a conveyor at Induction that will deliver them to individual hanging workstations located on the mezzanine above embroidery. Cartons picked from the rack will have their contents transferred to totes before they are placed onto the conveyor.

The operator will log in/out of her station to identify her/himself for productivity and reporting purposes. The operator will have the ability to signal to the system that there is no work available to process.

Workstations will be situated alongside an in-feed conveyor. Inbound totes will queue up on this conveyor and be available to employees in the Hanging Department where the picking selection will be done. When ready the employee will slide a tote to her/his workstation. As a tote is presented to an operator its barcode label will be scanned, a communication device will indicate to the operator the sku being processed and how many units are required from that carton. Garments selected from the flat packed totes will be hung and placed onto the automated material handling system using a garment clamp that has an RFID chip attached.

Upon removal from the carton each garment will be associated to the carrier by the system. The garment and carrier will stay together throughout the entire production process providing tracking and control. The system will read the chip on the carrier and verify the sku count as the carrier exits the workstation. The requirement will be decremented as this exit occurs and the remaining amount required will be updated on the communication device. The system should verify that the carrier is not empty.

Partial totes will be returned to the carousel for storage by the conveyor system or for put away in the rack. Plastic bags removed from garments may be collected and disposed of with a vacuum collection system at the workstation. Tissue and pins will also be collected.

Exceptions in this department may include:

     -   Wrong sku, color, size, etc. in tote

     -   Short quantity in tote

     -   Duplicate tote

     -   Wrong tote

     -   Over picks

     -   Pure no reads for hanger device

     -   No reads for tote label

Exceptions will be handled through an independent RF input device in this department to keep productivity high and to focus the disruption upon a supervisor capable of solving the various problems that may arise. The operator will call the supervisor by pressing a call "button" at the workstation.

There will be a continual supply of empty hooks in the workstation, once an employee turns on that station.

THE TARGET CAPACITY FOR THIS SECTION WILL BE 4,000 GARMENTS PER HOUR. It is smaller than the logo target as some garments will receive multiple logos. Non-embroidered garments will not pass through this Flat-to-Hang workstation. See the chart in the rear of this document for all the target capacity requirements.

-    BUFFER STORAGE I

After hanging, all garments will enter an automated buffer where they will be staged. Garments will arrive into the buffer in random order from the hanging stations. The control system will track garments into the buffer and know when any garments are available to be selected for an embroidery machine.

It is expected that there will be multiple exit points from within the buffer to support the rapid retrieval and organization of garments for a work string.

THE BUFFER IS TO BE 5,000 GARMENTS IN THE FIRST PHASE OF INSTALLATION, WITH SPACE LEFT AVAILABLE TO EXPAND TO 6,000 IN FUTURE PHASES.

Exceptions relative to the buffer may include:

     -   "No reads" coming into the buffer

     -   "No reads" or miss-sorts coming out of the buffer

     -   Missing garment

Since the buffer will be above the floor and off of the mezzanine, physical access to resolve exceptions will be provided as required.

Garments leaving the buffer will exit on single garment carriers until the appropriate embroidery "group" is placed onto an idler trolley for transport to the hooping stations. THE IDLER TROLLEY WILL HOLD EIGHT IDLER WHEELS.

-    HOOPING

Garments exiting the buffer will be conveyed on trolleys directly to the hooping department. The feed of workstations will be round robin within the focus of selected stations. Garments will be hooped based upon the current logo scheduled for a garment.

Hooping stations will be organized by logo location first and hoop size second. This will be controlled by supervisor setup. Some stations will remain flexible depending upon the work mix.

The workstation should support easy hooping as well as the simple removal from and placement back onto the transport system. The garment clamp/carrier will remain on the garment during the hooping process. Room at the workstation must be available for the staging of hoops used in the process.

Pellon is placed inside the garment at the time of hooping. Pellon materials must be stored at the workstation and replenished regularly. Empty hoops must also be available and replaced regularly. There must be room to store the necessary supplies at the workstation.

The operator communication device at the workstation must inform the operator of the following:

     -   Station setup

     -   Trolley number

     -   Quantity expected

     -   Pellon type

     -   Logo location

     -   Hoop size

Exceptions will be processed, validated and corrected at a focused workstation in this department and may include:

         1.       "No reads" for the trolley coming into the department

         2.       No logo location on file for this garment

         3.       Special placement instructions

         4.       No logo on file for this garment

         5.       No pellon listed for this garment

         6.       Garment diverted to wrong type of station

         Four of the workstations in the department will require screens and terminals to handle exceptions and special processing.

         The operator will log in/out of her station to identify her/himself for productivity and reporting purposes. The operator will have the ability to signal to the system that there is no work available to process. A supervisor call button is required at each workstation.

         HOOPING CAPACITY WILL BE 5,000 LOGOS PER HOUR. See the chart at the end of this section for the projected quantity of workstations.

         1. THREAD LIBRARY

         Once garments have been selected from the buffer and assigned to a machine, the control system will determine whether or not the particular machine will have the appropriate threads for the required logo. If the thread is available on or at the machine the garments will be dispatched to the machine. If the thread is not available at the machine the correct thread will be picked and married to a trolley to travel to the appropriate work-cell to arrive in front of the garment trolley(s) they are for.

         Thread carriers (six-packs) with six spools of thread each will be mounted on a trolley. The carrier will have a chip or barcode for identification. The carrier and thread spools will travel back to the thread library after use at the machine.

         We anticipate storing at or on the embroidery machine the top 20 thread colors that account for 57% of thread hits and usage. The carrier with six spools will be stored as a unit in a vertical shuttle for ease of retrieval and secure, controlled storage. The thread library must store 5,600 cartridges of 6 spools each.

         WE EXPECT TO PULL 4.5 (ON AVERAGE) AND 10 (SPIKE DEMAND) SIX PACKS PER MINUTE TO PLACE TO TROLLEYS.

         Exception items occurring at the thread library may include:

         2.       "No reads"

         3.       Calls for incorrect thread

         4.       NO calls for thread when required

         5.       Spool/s missing from six pack.

         In addition, garments that cannot be satisfied because thread is not available, must not be passed to the embroidery floor, but instead "flagged" and routed back into the first buffer until a solution can be generated. The flagging activity should highlight the problem upon the screen of a supervisor who can accelerate corrective action.

         The operators will log in/out of the station to identify her/himself for productivity and reporting purposes.

         6. EMBROIDERY

         All garments will be identifiable and traceable. Garments will be dispatched to specific machines on trolleys and placed in proper order on the accumulation rail behind the operator to satisfy the "best-fit" planning scenario

         Garments will be on one or two trolleys for each machine cycle, depending upon the number of heads on the target machine. New thread colors, if required will be on a separate trolley. Thread trolleys must arrive in front of the garment trolleys they support.

         If a thread trolley is present, this signals the operator that a change for the garments on the following trolley(s) is being requested. The operator must scan the bar code on the thread carrier to receive the instructions as to which needle must be changed. The operator can start the change by positioning the new thread spools and tying off the thread. The operator must confirm that the thread is being loaded and to which needle position, through a series of prompts and answers. The requirement for any additional threads to be loaded from the local library must also be presented to the operator. Of course the new thread cannot interfere with an old thread that may be running at this time. When the current embroidery cycle is finished, the thread can be tied off and pulled through the needle. The next cycle started after all the garments are unloaded, new garments loaded, the pattern and needle assignments programmed into machine.

         Each new cycle must be prevented from starting until confirmation of all correct settings has been confirmed. Settings include logo, thread mounting, and speed.

         If there is no thread trolley in front of new garments, scanning the garment trolley must provide the operator with the instructions. This may include using the existing thread setup, or making a change using one of the 20 locally stored thread colors. When any thread spool is changed the operator must be prompted to identify the spool going on and the needle of the new placement, to confirm it is properly loaded to meet the system instruction. The system can then track the thread set up of all machines and needles, which supports the "best fit" scenario for planning.

         The labels on thread six packs must be bar-coded and man readable.

         The operation of changing threads is done at the rear of the machine. Pulling and tying off of threads is also done at the rear most of the time. Loading and unloading garments is performed at the front of the machine. The nature of the communication display, the scanner and their placement must allow this flexibility.

         The operator will remove garments from the accumulation rail and position them to a "spotting" hook in preparation for the next machine cycle.

         When thread spools are removed from heads they will be either staged at the local library, or collected on a thread carrier and placed onto the transport system for return to the thread library. It is assumed that the thread carrier will carry six spools and have a hanger top similar to the garment carrier. The thread carrier will have an RFID chip identifier for tracking and routing purposes.

         We visualize the WCS as conducting a "conversation" with the operator to assure that the correct steps are performed in the correct sequence relative to embroidery machine setup, run, and changeover. Next tasks are to be directed and requiring confirmation by the operator.

         The operator will log in/out of her station to identify her/himself for productivity and reporting purposes. This will assist in shift change communication and in assessing quality operations. The operator will have the ability to signal to the system that there is no work available to process.

         Exceptions in this department may include:

         1.       "No reads" coming to the machine accumulation rail

         2.       No thread trolley when required

         3.       Wrong thread trolley or six-pack cartridge

         4.       Missing trolley/ies for 12/15 head machine

         5.       Wrong garment in sequence

         6.       Wrong logo in sequence

         7.       Excessive thread breaks

         8.       Garments being seconded

         The operator must be able to call for a supervisor to assist in dealing with exceptions or problems. The operator must also be able to call for maintenance when required.

         If production of garments cannot be completed due to thread shortage or any other problem, the run will be aborted and the garments removed and "flagged". These garments will be returned to the buffer to wait for a resolution. The situation will appear on a supervisor's monitor to alert him/her to the problem. If/when thread is available the removal of the flags will change the priority on the affected garments and release them to an available embroidery machine.

         After embroidery the garments will be re-loaded to the empty trolley for transport to the un-hooping area. The system must know which trolley the garments are on at all times.

         When the re-loaded trolley leaves the workstation, the system will recalculate the amount of cycle time in the work queue at the embroidery machine to maintain when the system must route additional trolleys to this machine to maintain an adequate queue of work and to have visibility of the planning queue in front of the "next" trolley.

         EMBROIDERY CAPACITY WILL BE 5,000 LOGOS PER HOUR.

         1. UN-HOOPING

         The hooping area will be located upstairs on the mezzanine above embroidery.

         Trolleys coming in to the un-hooping stations can be distributed in a round robin order to the staffed workstations. Workstations can be set up and focused by hoop size. A sufficient queue to provide constant work flow should be present at each staffed workstation. Hoops should be removed while the garment remains on the transport system. Hoops must be collected by hoop type and size to facilitate re-distributing to the hooping stations.

         Approximately 95% of all hoops are of one size and the others sizes comprise 5%.

         Once un-hooped the garments will travel to the next processing department, as required.

         Exceptions that may occur include:

         2.       "No reads" coming into un-hooping

         3.       Sort to incorrect focused hoop station

         4.       Does not sort to any un-hoop station

         5.       Short quantity or empty hook

         The operator has no communication device however the operator needs a supervisor call button and a device to log in/out of station. The operator will have the ability to signal to the system that there is no work available to process.

         THE RUN RATE FOR UN-HOOPING WILL BE 5,000 LOGOS PER HOUR. See the chart at the end of this section for the projected quantity of workstations.

         6. FINISHING

         The finishing department is located on the mezzanine. These operations will include trimming, pressing and steaming and final quality assurance.

         The first of the finishing stations is TRIMMING. Trolleys will be distributed to the stations in round robin sequence. A supervisor will set up the stations and control their focus, if any.

         In the trimming operations threads associated with the embroidery are clipped. Pellon is removed from the back of the logo. Some pellon is torn away and some pellon must be cut away. Room must be allowed for collection of threads and pellon removed from the garments.

         The operator requires a communication device. The display will signal to the operator the following:

     -   Logo location

     -   Pellon type

     -   Number of jump stitches to be trimmed.

     -   Feedback for additional, unplanned, jump stitches.

     -   Feedback for touch-up

         Exceptions in the trimming area may include:

     -   "No reads"

     -   Sorts to incorrect focused station (i.e., tear away vs. cut away?)

     -   Quality exceptions may be noticed at this station

         The operator will log in/out of her station to identify her/himself for productivity and reporting purposes. A supervisory call button is required for the operator to call for assistance. The operator will have the ability to signal to the system that there is no work available to process.

         THE RUN RATE FOR THIS DEPARTMENT WILL BE 5,000 LOGOS PER HOUR. See the chart at the end of this section for the projected quantity of workstations.

         The next finishing operation is STEAM/PRESS. The distribution of work will be round robin. Trolleys will still be carrying the garment hanger. There will be no focusing of workstations except for trousers. Some fabrics will be steamed and some pressed. The workstation will have the capability to do both operations.

         Because garments will have had hoops on them for an extended period, each logo will travel through these stations, after each logo application.

         Communication with the operator is required. The device must signal the operator as to the location of the logo. The operator then uses her/his discretion as to the process.

         Exceptions in this functional department may include:

     -   "No reads" coming into the department

     -   If stations are focused, i.e., the garment may enter the wrong station

         The operator will log in/out of her station to identify her/himself for productivity and reporting purposes. A supervisory call button is required to signal for assistance. The operator will have the ability to signal to the system that there is no work available to process.

         THE RUN RATE FOR THESE WORKSTATIONS WILL BE 5,000 LOGOS PER HOUR. See the chart at the end of this section for the projected quantity of workstations.

-    RETURN OF THREADS

         The thread trolley will be routed back to the Thread Library directly after embroidery.

-    FINAL INSPECTION

         The last finishing operation is FINAL INSPECTION. There will be two audit stations. The work will be captured manually by the inspector, or electronically by routing a trolley to this station. The criteria for selection may include logo, customer, sku, operator, or embroidery machine.

         This station will be a supervisory station and will have a PC terminal, scanner, etc. The work-surface will be broad and clear for examining a total garment. The operator will log in/out of her station to identify her/himself for productivity and reporting purposes. The operator will have the ability to signal to the system that there is no work available to process.

         Exceptions in this functional department may include:

     -   "No reads" coming into the department, incorrect captures, if planned

-    RE-HOOP

         Garments requiring a second logo will be re-circulated for additional embroidery after the Final Inspection operation, when the garment is singulated. Should a garment(s) require an additional logo, the garment(s) will be re-circulated to the buffer I for the second scheduled logo. The garment(s) then follows the path outlined above, but with a higher priority for release back to the embroidery floor. Approximately 35% of garments receive secondary logos.

         Exceptions may include:

     -   Not recognizing need for second logo

     -   Sorts to wrong station for second hoop

-    BUFFER III

         After Final Inspection, garments will again enter an automated buffer system. This buffer is accumulating garments that are finished and ready for packing. Garments in this buffer are on single garment carriers.

         In order to level load the packing functions it is necessary to pack orders on a carton-by-carton basis. To accomplish this it is necessary to "electronically box" customer orders. "Electronic" boxing consists of pre-assigning garments and box size for all the garments on a customer order. This information will be provided by the WMS system. Since the system knows where every garment is and knows which garments belong together in a common box, garments can be extracted from the buffer, as carton lots are completed and available in the buffer.

         THE CAPACITY OF BUFFER III WILL BE 4,000 GARMENTS.

         Multiple exit points will accelerate the retrieval and sorting of the garments from this buffer. Accumulating lanes will be the equivalent of a carton to be packed. Twenty-four garments per carton are the nominal carton load however there are many cartons that will have more or less than 24 garments, and some as many as 36. We expect approximately 3.0 cartons per minute during peak season.

         The system will verify that the garments staged are correct and complete for the specific carton.

         Exceptions in this functional department may include:

     -   "No reads" upon entering the buffer

     -   "No reads" coming out of the buffer

     -   Does not sort into the proper carton lane

     -   Does not sort into the proper garment sequence

-    FOLD AND BAG

         Once a carton lot is sorted out of the buffer it will be sent to a fold and bag station in a slug of individual garments. Fold and bag is located on the mezzanine. Garments will be removed from their carriers and then folded, pinned (when necessary) and bagged. Each carton will be scanned into the station. The system will link the slug of product being folded with the carton being loaded. Cartons will then be placed on a takeaway conveyor for additional processing.

         A method of separating and identifying carton lots at the fold and bag workstation will be required.

         The feed to a workstation will be round robin within a simple focus group of Callaway or Ashworth workstations.

         The operator will check for missing tags and labels. This department will have the ability to reproduce a tag that may have fallen off during processing. The operator will log in/out of her station to identify her/himself for productivity and reporting purposes. The workstation will require a supervisory call button for assistance. The operator will have the ability to signal to the system that there is no work available to process.

         A conveyor carrying empty shipping cartons will feed cartons past each workstation. The operator will retrieve a carton that has a carton identification license plate. The license plate will be scanned to set up the transfer of skus to the carton to support printing and application of a carton contents label further along in the process.

         The communication device will identify the following for the operator:

-    Tissue type

-    Poly bag style.

         Exceptions in this functional area may include:

     -   "No reads" in the carton lot

     -   Incorrect garment in the carton lot

     -   Carton lot is not complete or correct

     -   Too many garments to fit into the box.

         THE RUN RATE FOR THIS DEPARTMENT WILL BE 4,000 GARMENTS PER HOUR. See the chart below for the projected quantity of workstations.

         WORKSTATION CHART

         The following chart represents the number of workstations that should be considered in each function. This chart includes one extra station in each function to support a supervisory, control or exception processing activity.

         System Requirements:

     -   5,000 logos per hour; average of 4,000 embroidered garments per hour

     -   Average of 4 units per trolley

     -   8 idler wheel capacity per trolley

     -   Garment length (below clamp) of 5' must clear all floors

     -   Typical operator height ranges from 5' - 5' 6"

     -   2 shift operation with peak of 17.5 working hours per day

     -   PF&D = 10.64%

     -   Operation Yield = 99.5%

     -   System Errors including:

              - Dropped garments < 1 garment per 1,000 garments through the system

              -   Incorrectly routed garments (software or hardware) = 0

              - Mechanical jams < 3 garments per 1,000 garments through the system

     -   Daily system uptime > 99% of working hours

         Specifications:

     -   Station delivery rates are listed below:

     - Station delivery is satisfied when the operator has gained control of the garment. I.e. garment must be in operator's hand and, when necessary, removed from trolley or garment clamp.

     - Station exhaust is satisfied when the operator has relinquished control of the garment. I.e. garment must be out of operator's hand.

     - Engineered Standard per unit is the time the operator takes, between delivery and exhaust, to perform work on the garment.

     -   *Note: 1 unit of thread = 1 six-pack of the same color of threads.

-----------------------------------------------------------------------------------------------------------------------
                                         Total # of Operators on 2                                 Operation Engineered
    OPERATION            # of Stations             Shifts             Hourly Throughput (units)      Standard per Unit
-----------------------------------------------------------------------------------------------------------------------
Flat-to-Hang                   18                    36                         4,000                       15
Hooping                        26                    52                         5,000                       18
Embroidery Station            194                   216                         5,000                       98
Thread Distribution*            2                     8                           600                        5
Unhooping                       7                    14                         5,000                        4
Trimming - Pellon              37                    74                         5,000                       25
Steam & Press                  36                    72                         5,000                       25
Fold & Bag                     39                    78                         4,000                       35
QA                              2                   n/a                          n/a
Total Operators:                                    550
Buffer I                                                                        4,000
Buffer III                                                                      4,000

                                    Exhibit E

                                GARTNER/ASHWORTH
                       PURCHASE AND INSTALLATION AGREEMENT

                             AGREEMENT CHANGE ORDER

To:_______________________________________________Change No.
_________
         (Gartner Contact)

         Date: __________________________

The following change(s) are to be made to the Agreement shown above and will be binding when approved by both parties:

CONTRACT AGREEMENT RECORD

                                                                GARTNER
                                                                -------
Original Agreement                 $6,473,796                By:_________
Changes to Date                    $_________
Sub-Total                          $_________                Date:_______
This Change                        $_________

                                                             ASHWORTH INC.
                                                             -------------

Revised Contract                   $_________                By:_________
Agreement Total                    $_________
                                                             Date:_______

Change Order Form 3/21/03